SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SPECTRUM PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     THE FOLLOWING DISCLOSURE WAS INCLUDED IN ITEM 7.01 OF THE CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY SPECTRUM PHARMACEUTICALS, INC., ON JUNE 10, 2005:

     Spectrum Pharmaceuticals, Inc. (the “Company”) acknowledges a recent press release issued by Xmark Asset Management, LLC.

     The Spectrum Board of Directors (the “Spectrum Board”) is always interested in the views of its stockholders. This stockholder’s suggestions were brought to the attention of the Spectrum Board, which gave them thorough and serious consideration, as it would if received from any stockholder.

     The Spectrum Board is fully aware of its fiduciary duties, and has always discharged its obligations in a diligent manner.

     The Spectrum Board is committed to enhancing stockholder value and is always looking for opportunities to achieve this objective. It believes that with a combination of the Company’s focused strategy and continued execution, the Company is well-positioned to continue to create stockholder value. The Spectrum Board will continue to do what it believes is in the best long-term interest of all stockholders.

     The Company also notes that Institutional Shareholder Services (“ISS”) has recommended that stockholders vote FOR the Company’s director nominees at the Company’s upcoming Annual Meeting of Stockholders. ISS is widely recognized as the leading independent proxy advisory firm in the nation. Its recommendations are relied upon by hundreds of major institutional investment firms, mutual funds, and other fiduciaries throughout the country.